InspireMD Announces Presentation of Interim Data from Investigator-Initiated Study Comparing CGuard™ EPS with a Conventional Open-Cell Carotid Stent

CGuard™ EPS shows encouraging interim results verses a conventional carotid stent in absence of any adverse clinical events in the CGuard™ arm

Data presented at the LINC 2019 Congress in Leipzig, Germany

Tel Aviv, Israel — January 24, 2019 – InspireMD, Inc. (NYSE American: NSPR), developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of stroke caused by the treatment of carotid artery disease, today announced the presentation of positive interim results from an investigator-initiated study of CGuard™ EPS. The presentation, entitled, “The SIBERIA Trial – CGuard™ MicroNet® Covered Stent vs. AcculInk™: Basal, 30d DW-MRI and 1y Clinical Evaluation in 100 RandomIzed pAtients,” is occurring at the Leipzig Interventional Course (LINC), which is being held January 22-25, 2019 in Leipzig Germany.

Dr. A. Karpenko and Dr. P. Ignatenko from the Siberian Federal Biomedical Research Center, Russia, presented interim data from their first 50 patients in an independent, randomized clinical trial designed to ultimately include 100 consecutive patients with symptomatic and asymptomatic carotid artery disease. The patients are randomly assigned (1:1) into two treatment groups: 50 patients will receive the CGuard™ EPS MicroNet® mesh covered stent and 50 patients will receive a conventional carotid stent. The primary endpoints are the incidence and volume of new lesions within the brain after carotid stenting using diffusion weighted magnetic resonance imaging (DW-MRI) peri-procedurally and at 30 days.

At the protocol-mandated interim analysis, after recruiting the first 50 patients in the study, the results at one month show that, despite having patients with higher risk factors in the CGuard™ group compared to the conventional carotid stent arm, the CGuard™-treated patients had a significantly lower incidence of multiple lesions in the brain (16% vs 44%), and a lower incidence of large cerebral lesions (24% vs 40%). Finally, major adverse clinical events after 30 days occurred in the conventional carotid stent arm but not in the CGuard™ EPS-treated patients (12% vs 0%).

Dr. Karpenko commented, “We are excited that despite the higher-risk patient profile in the CGuard™ group, the interim results show a significant reduction of cerebral embolization while patient outcomes suggest a clinically-relevant benefit of the CGuard™ EPS. This mandated interim analysis gives us confidence to continue enrolling patients in this trial and extending the data-set in this potentially important advancement in the stroke prevention field.”

About LINC

LINC is a leading global forum for new methods in the field of vascular medicine. LINC brings together medical professionals from different specialties around the world who perform endovascular interventions.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for treatment of carotid artery disease by providing outstanding acute results and durable stroke free long-term outcomes.

InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

888-776-6804

craigs@inspiremd.com

Jeremy Feffer

LifeSci Advisors, LLC

212-915-2568

jeremy@lifesciadvisors.com